CENTRAL COAST BANCORP


PRESS RELEASE                           Contact:  Robert Stanberry
                                                  Chief Financial Officer
For Release 9:00 am EDT                           (831) 422-6642


              CENTRAL COAST BANCORP ANNOUNCES A 10.3% INCREASE
                 IN THIRD QUARTER DILUTED EARNINGS PER SHARE

Salinas, California - October 18, 2001. Central Coast Bancorp (Nasdaq/CCBN), the holding company for Community Bank of Central California, today announced third quarter diluted earnings per share of $0.32, a 10.3% increase over the $0.29 reported in the year earlier period. Net income for the quarter ended September 30, 2001 was $2,368,000 versus $2,253,000 reported for the same period of 2000. The return on equity (ROE) and the return on assets (ROA) for the third quarter 2001 were 14.7% and 1.25% as compared to 15.8% and 1.36% for the same period in 2000.

Net income for the nine months ended September 30, 2001 and 2000 was $7,450,000 and $6,571,000 with diluted earnings per share of $0.98 and $0.83, respectively. For the first nine months of 2001, ROE was 16.1% and ROA was 1.40% as compared to 15.9% and 1.40% for the same period in 2000. The earnings per share for the 2000 periods have been adjusted for the 10% stock dividend distributed in February 2001.

At September 30, 2001, the Company had assets totaling $762,814,000, another record level. On a year over year basis, internal growth has generated an increase in assets of $119,886,000 (18.6%); an increase in loans of $130,551,000 (29.7%); and an increase in deposits of $92,119,000 (16.0%).
The increase in deposits was in spite of a reduction in the level of State of California certificates of deposit from $22,000,000 at September 30, 2000 to $5,000,000 at September 30, 2001. Replacing this difference of $17,000,000 represents additional growth in the Company's core customer base.

"The growth and performance of the Bank in this difficult interest rate environment has been most gratifying," stated Nick Ventimiglia, Chairman, President and CEO. He went on to say, "Our people have been very proactive in building upon our existing customer base and seizing new opportunities. We are proud of their accomplishments. The current economic and interest rate climate will continue to present many challenges in the coming months. Even in this environment, as opportunities arise, we will be looking toward expanding our market areas."

Financial Summary:

Within the following discussion, interest income, net interest income, net interest margin and the efficiency ratio are presented on a fully taxable equivalent basis.

As anticipated, net interest income declined $223,000 from the third quarter of 2000 to total $8,653,000 for the third quarter of 2001, due to the continuing decreases in the interest rates. While the Bank has been very successful in growing its loans, the changing rates have more than offset the increased levels of earning assets. Interest income for the third quarter of 2001 decreased $444,000 (3.2%) from the same quarter of 2000. The average earning assets increased $91,987,000 (15.3%) on a quarter over quarter basis. The increased volume of earning assets added $2,471,000 to interest income. The average yield on earning assets for the third quarter of 2001 was 7.65%, which was a decrease of 149 basis points from the average yield in the third quarter of 2000. The lower yield decreased interest income by $2,915,000. The lower yield resulted from the 350 basis points in decreases to the prime rate in the first nine months of 2001.

Interest expense in the third quarter of 2001 also reflected the decreases in the short term interest rates and was $221,000 (4.5%) lower than for the same period in 2000. Average balances of interest-bearing liabilities were higher by $56,548,000 (12.7%), which added $653,000 to interest expense. The average rate paid on interest-bearing liabilities was 3.71% for the quarter. This was down 68 basis points from the third quarter of 2000. The lower rates decreased interest expense by $874,000.


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The net interest  margin for the third  quarter of 2001 reflects the declining interest rate environment and was 4.96% as compared to 5.89% in the year earlier period. As compared to the net interest margin for the second quarter 2001, the third quarter's net interest margin was down 24 basis points. As the Bank's loan assets reprice more quickly than do its deposit liabilities, a declining rate environment puts downward pressure on the net interest margin. Additional rate decreases of 75 basis points were made during the third quarter of 2001 and another decrease of 50 basis points was made in early October. These rate cuts and any additional cuts may put continuing downward pressure on the net interest margin for the fourth quarter 2001.

Noninterest income was up $255,000 (37.9%) to a total of $927,000 in the third quarter of 2001 versus the year earlier period. Of that increase, $165,000 was from gains on the sale of securities. Other increases were related to increased activity.

Noninterest expenses increased $451,000 (10.5%) from the third quarter of 2000 to a total of $4,749,000 in the third quarter of 2001. The increase was due to a new branch opened in October 2000 and generally higher business volumes and price increases. The efficiency ratios for the third quarters of 2001 and 2000 were 49.6% and 45.0%, respectively.

The Bank provided $760,000 for loan losses in the third quarter of 2001 as compared to $1,530,000 in the third quarter of 2000. Net loan charge-offs were $45,000 and $159,000 in the two quarters, respectively. At September 30, 2001, nonperforming loans totaled $1,515,000 as compared to $491,000 at September 30, 2000. Nonperforming loans have decreased $2,487,000 from the end of the second quarter of 2001. The ratios of the allowance for loan losses to total loans at each third quarter end were 1.79% and 1.91%, respectively.

During the third quarter, the Company repurchased an additional 10,500 shares of its common stock at an average price of $20.03. At quarter's end, approximately 262,100 shares remained to be repurchased under the February 2001 plan.

Central Coast Bancorp operates as a holding company for Community Bank of Central California. Community Bank, headquartered in Salinas, has branch offices located in the Monterey County communities of Salinas, North Salinas, Monterey, Seaside, Marina, Castroville, Gonzales and King City, in the Santa Cruz County community of Watsonville and in the San Benito County community of Hollister. The Bank provides traditional deposit, lending, mortgage and commercial products and services to business and retail customers throughout the California Central Coast area. The Bank has an Internet web site at www.community-bnk.com.


Forward-Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Changes to such risks and uncertainties, which could impact future financial performance, include, among others, (1) competitive pressures in the banking industry; (2) changes in the interest rate environment; (3) general economic conditions, nationally, regionally and in operating market areas, including a decline in real estate values in the Company's market areas; (4) the effects of terrorism, including the events of September 11, 2001 and thereafter; (5) changes in the regulatory environment; (6) changes in business conditions and inflation; (7) changes in securities markets; (8) data processing compliance problems; (9) the California power crisis; (10) variances in the actual versus projected growth in assets; (11) return on assets; (12) loan losses; (13) expenses;
(14) rates charged on loans and earned on securities investments; (15) rates paid on deposits; and (16) fee and other noninterest income earned, as well as other factors. This entire press release should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business.


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


                                            CENTRAL COAST BANCORP
                                    CONSOLIDATED CONDENSED FINANCIAL DATA
                                                 (Unaudited)
                                  (Dollars in thousands, except share data)

                                                           Three Months Ended            Nine Months Ended
                                                              September 30,                 September 30,
Statement of Income Data                                   2001         2000             2001         2000
                                                           ----         ----             ----         ----
    Interest income                                      $ 13,052    $ 13,576         $ 39,417     $ 37,759
    Interest expense                                        4,681       4,901           14,429       13,400
                                                         --------    --------         --------     --------
    Net interest income                                     8,371       8,675           24,988       24,359
    Provision for loan losses                                 760       1,530              955        2,856
    Noninterest income                                        927         672            2,352        1,849
    Noninterest expense                                     4,749       4,298           14,465       12,754
    Provision for taxes                                     1,421       1,266            4,470        4,027
                                                         --------    --------         --------     --------
    Net income                                            $ 2,368     $ 2,253          $ 7,450      $ 6,571
                                                         ========    ========         ========     ========


Share Data (adjusted for 10% stock dividend distributed on February 28, 2001)

    Earnings per share
       Basic                                                 $ 0.33        $ 0.30          $ 1.03       $ 0.85
       Diluted                                               $ 0.32        $ 0.29          $ 0.98       $ 0.83
    Book value per common share                                                            $ 9.12       $ 7.59

    Shares outstanding                                    7,194,000     7,500,000       7,194,000    7,500,000
    Weighted average shares                               7,212,000     7,576,000       7,259,000    7,671,000
    Weighted average diluted shares                       7,560,000     7,792,000       7,592,000    7,886,000

Balance Sheet Data
    Total assets                                                                         $762,814    $ 642,928
    Securities, available-for-sale                                                        144,166      140,220
    Total loans, gross                                                                    570,379      439,838
    Allowance for loan losses                                                             (10,224)      (8,389)
    Total deposits                                                                        668,220      576,101
    Total shareholders' equity                                                             65,612       56,940
    Unrealized gain (loss) on securities available-for-sale, net                            1,226       (3,332)

    Nonperforming loans                                                                   $ 1,515        $ 491
    Other real estate owned                                                                     0          100

Selected Financial Ratios
    Return on average total assets                            1.25%         1.36%           1.40%        1.40%
    Return on average equity                                  14.7%         15.8%           16.1%        15.9%
    Net interest margin (tax equivalent basis)                4.96%         5.89%           5.27%        5.85%
    Allowance for loan losses to total loans                                                1.79%        1.91%
    Allowance for loan losses to NPL's                                                       675%        1709%
    Allowance for loan losses to NPA's                                                       675%        1419%
    Total risk based capital ratio                                                          11.4%        13.0%
    Tier 1 Capital ratio                                                                    10.2%        11.8%



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